For Immediate Release

Contact:                 Suzanne S. DeFerie
President and Chief Executive Officer
(828) 254-7411

ASB BANCORP, INC. EXPECTS TO CLOSE
CONVERSION AND STOCK OFFERING ON OCTOBER 11, 2011

October 7, 2011, Asheville, North Carolina — ASB Bancorp, Inc. (the “Company”), the proposed stock holding company for Asheville Savings Bank, S.S.B. (the “Bank”), announced today that it has received all regulatory approvals required to consummate the Bank’s mutual to stock conversion and the Company’s related subscription and community offering.  The conversion and offering are expected to be completed on October 11, 2011 and the closing of the transaction is subject to the satisfaction of customary closing conditions.

The Company anticipates that its common stock will begin trading on the Nasdaq Global Market under the symbol “ASBB” on October 12, 2011.  A total of 5,584,551 shares of common stock are expected to be sold in the subscription and community offering at $10.00 per share.  Stock certificates for shares purchased in the subscription and community offering are expected to be mailed to subscribers on or about October 11, 2011.

Keefe, Bruyette & Woods, Inc. acted as financial advisor to the Company and Kilpatrick Townsend & Stockton LLP acted as legal counsel to the Company.

Headquartered in Asheville, North Carolina, the Bank is a North Carolina chartered mutual savings bank, with total assets of $755.1 million, total deposits of $616.5 million and total equity of $65.5 million at June 30, 2011.  The Bank is a community-oriented financial institution offering traditional financial services within its local communities through 13 full service offices located in Buncombe, Madison, McDowell, Henderson and Transylvania counties in North Carolina.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription and community offerings, an accompanying stock order form).

The shares of common stock of the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.